Exhibit 99.1

ABATIX CORP. Reports Operating Results for Third Quarter 2006

          DALLAS, Nov. 13 /PRNewswire-FirstCall/ -- ABATIX CORP. (Nasdaq: ABIX) today announced that net earnings for the third quarter of 2006 were $162,000, or $.09 per share, on net sales of $16,743,000.  Net earnings for the third quarter of 2005 were $981,000, or $.57 per share, on net sales of $20,148,000. Net earnings for the first nine months of 2006 were $766,000, or $.45 per share, on net sales of $50,305,000, while net earnings for the first nine months of 2005 were $1,529,000, or $.89 per share, on net sales of $50,903,000.  The decrease in sales of 17% and the decrease in net earnings for the third quarter 2006 are due to the lack of a catastrophic event in 2006 as we had with the hurricanes in 2005.  The decrease was partially offset by organic growth in the construction and industrial markets.  The decrease in sales of 1% for the first nine months of 2006 is due to the impact from the hurricanes in 2005, mostly offset by the increase in sales to the construction and industrial markets.  The net earnings for the first nine months of 2006 declined due to higher payroll, facility and depreciation expenses and lower sales volumes related to the hurricanes in 2005.

          Mr. Terry Shaver, CEO, stated, “While year over year comparisons will be difficult because of the hurricanes in the second half of 2005, we have experienced organic growth in the construction and industrial markets through the first nine months of 2006.  We are optimistic this organic growth will continue as long as the U.S. economy remains stable.  In addition, 2006 includes some non-recurring costs.  We moved our Houston and Dallas operations to new facilities.  In addition to the upgrade of office and material handling equipment which are capitalized and depreciated over time, we incurred moving expenses.  However, our new facilities provide us room for growth.  Finally, as we previously disclosed, the revenue stream in Louisiana did not support the costs of maintaining that facility in 2006 and beyond.  Therefore, we closed that temporary facility in August 2006.  Besides the costs to operate the facility through August, we incurred approximately $40,000 in closing costs which were expensed in the third quarter 2006.  We are continuing to focus on improving our cost structure and improving the efficiency of our operations.”

          Mr. Shaver continued, “As part of our long-term growth strategy, we opened a new fully stocked and staffed facility in Jacksonville, Florida in August 2006.  Although this facility is not expected to be profitable for the first twelve to eighteen months of operation, we are excited about our ability to service the customers in the southeastern United States on a permanent basis. We continue to look for opportunities to grow our business through new products, additional salespeople, new locations, acquisitions or other methods.”

          This news release contains, among other things, certain statements of a forward-looking nature relating to future events or the future business performance of ABATIX CORP.  Such statements involve a number of risks and uncertainties including, without limitation, the occurrence, timing and property devastation from disasters or lack thereof; global, national and local economic and political conditions; changes in laws and regulations relating to the Company’s products; the ability to import or source products; market acceptance of new products; existence or development of competitive products that outperform current product lines or are priced more competitively; inability to hire and train quality people or retain current employees; changes in interest rates; the financial status of and relationships with key customers and vendors, including non-trade vendors; efforts to control and/or reduce costs; fluctuations in oil prices; or the Company’s success in the process of management’s assessment and auditor attestation of internal controls, as required by the Sarbanes-Oxley Act of 2002.  We do not undertake any obligation to publicly update forward-looking statements to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as required by law or regulation.

          ABATIX CORP. is a full line supplier to the construction tool, industrial safety, environmental and homeland security industries.  The Company currently has eight distribution centers in Dallas and Houston, Texas, in San Francisco and Los Angeles, California, in Phoenix, Arizona, in Seattle, Washington, in Las Vegas, Nevada and in Jacksonville, Florida.  These distribution centers serve customers throughout the Southeast, Southwest, Midwest, Pacific Coast, Alaska and Hawaii.  More information about the Company can be found on the ABATIX web site at http://www.abatix.com and on the IESI website at http://www.buy-iesi.com .

ABATIX CORP.
SELECTED FINANCIAL INFORMATION
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2006	2005	2006	2005

Net sales	$16,743,297	$20,148,247	$50,305,433	$50,902,723
Cost of sales	(11,988,443)	(14,179,030)	(36,011,804)	(36,402,311)
Gross profit	4,754,854	5,969,217	14,293,629	14,500,412
Selling, general and administrative expenses	(4,230,643)	(4,342,922)	(12,508,640)	(11,835,171)
Operating profit	524,211	1,626,295	1,784,989	2,665,241
Other expense, net	(150,379)	(93,413)	(412,210)	(228,578)
Earnings before income taxes	373,832	1,532,882	1,372,779	2,436,663
Income tax expense	(212,222)	(551,534)	(607,210)	(907,287)
Net earnings	$161,610	$981,348	$765,569	$1,529,376
Basic and diluted earnings per share	$.09	$.57	$.45	$.89
Basic and diluted weighted average shares outstanding	1,711,148	1,711,148	1,711,148	1,711,148

	As of:

	September 30, 2006	December 31, 2005

Current assets	$21,446,590	$24,965,759
Total assets	$23,481,936	$26,431,723
Current liabilities	$11,647,408	$15,347,550
Total liabilities	$11,665,891	$15,381,247
Total stockholders’ equity	$11,816,045	$11,050,476

SOURCE ABATIX CORP.
-0- 11/13/2006
/CONTACT: Frank Cinatl of ABATIX CORP., +1-888-ABATIX-X [222-8499], or fcinatl@abatix.com /
/Web site:	http://www.abatix.com
http://www.buy-iesi.com /